As filed with the Securities and Exchange Commission on September 27, 1996.

                                     Registration Statement No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                     ______________________________________

                                 FORM S-3
                           REGISTRATION STATEMENT
                                  UNDER
                         THE SECURITIES ACT OF 1933

                           AMERICAN DRUG COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    Delaware                                          13-3729186
(State or other jurisdiction of                   (I.R.S. Employer
incorporation or organization)
Identification Number)

                       1730 Rhode Island Avenue, N.W.
                          Washington, D.C. 20036
                             (202) 833-9223
      (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)

                            Andrea D. Kantor, Esq.
                          Associate General Counsel
                             9 West 57th Street
                                 Suite 4170
                             New York, New York 10019
                                  (212) 230-9516
            (Name, address, including zip code, and telephone number,
             including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.    /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box, and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.     / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                     CALCULATION OF REGISTRATION FEE


Title of each  Amount to      Proposed       Proposed       Amount of
Class of       be             Maximum        Maximum        Registration
Securities to  registered     Offering       Aggregate      Fee
be Registered                 price per      Offering
                    (1)(2)    share (1)      Price (1)              (1)

Common Stock,   6,015,395      $.50           $3,007,697.50  $1,037.14
par value $.01
per share



(1) Represents 6,015,395 shares of Common Stock issuable upon exercise of warrants at an exercise price equal to $.50 per share.

(2) There is also registered hereunder such indeterminate additional number of shares of Common Stock as may become issuable pursuant to the anti-dilutional provisions of such warrants.

                           ____________________________

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.


Subject to Completion, Dated September 27, 1996

                          PROSPECTUS

                     AMERICAN DRUG COMPANY

               6,015,395 Shares of Common Stock

   This Prospectus relates to the possible issuance by American

Drug Company, a Delaware corporation (the "Company") from time to time of up to 6,015,395 shares of the Company's common

stock, par value $.01 per share ("Common Stock")to the holders of currently outstanding Warrants to purchase shares of Common

Stock (the "Warrants") upon the exercise thereof by such

holders in accordance with a Warrant Agreement dated as of

August 5, 1994 (the "Warrant Agreement") relating to the

Warrants between the Company and The Harris Trust Company of

New York, as warrant agent, (the "Warrant Agent").  Each

Warrant entitles the holder to purchase one share of Common

Stock at a price of $.50 per share, subject to adjustment as provided in the Warrant Agreement.  Subject to the

effectiveness of the Registration Statement of which this

Prospectus is a part, the Warrants may be exercised at any time prior to the close of business on August 5, 1998.  The Warrants will be exercisable to purchase an aggregate of 6,015,395

shares of Common Stock, representing approximately 31.6 % of the Company's then outstanding Common Stock on a diluted basis as of June 30, 1996. The Warrant Agreement provides that the

Company has the right to cancel the Warrants if the closing

price of the Common Stock as quoted by the OTC Bulletin Board during any ten consecutive trading days shall equal or exceed

$1.00 per share.

     The Common Stock issuable upon exercise of the Warrants is quoted on the OTC Bulletin Board under the symbol "ADRG."  On

September 27, 1996, the last reported sale price of the Common

Stock on the OTC Bulletin Board was $0.406 per share.

                  ____________________________

INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

   SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                    __________________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY

THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES

COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR

ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR

ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE

CONTRARY IS A CRIMINAL OFFENSE.










            The date of this Prospectus is     ,

                      1996 AVAILABLE INFORMATION

     The Prospectus omits certain of the information contained in the Registration Statement relating to the securities offered hereby which is on file with the Securities and Exchange Commission (the "Commission"). The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports with the Commission. Such Registration Statement and reports can be inspected without charge and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York, 10048, and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60051. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

               DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed by the Company with the

Commission are incorporated in this Prospectus by reference:

     (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995;

     (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;

     (c) the description of the Common Stock contained in the Company's Prospectus included in the Company's Registration Statement on Form S-1,
File No. 33-78252, as filed under the Securities Act of 1933, as amended (the "Securities Act").



     All documents filed by the Company pursuant to Section

15(d) of the Exchange Act on or after the date of this

Prospectus and prior to the termination of the offering hereby of the Common Stock shall be deemed to be incorporated by

reference in this Prospectus and to be a part hereof from the date of filing such documents.


     Any statement contained in a document incorporated or

deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies,

supersedes, or replaces such statement.  Any statement so

modified or superseded shall not be deemed, except as so

modified or superseded, to constitute a part of this

Prospectus.  Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any documents incorporated by reference herein, except for

exhibits to such documents (unless such exhibits are

specifically incorporated by reference into the documents which this Prospectus incorporates).  Requests should be directed to:

Corporate Secretary, American Drug Company, 1730 Rhode Island

Avenue, N.W., Washington, D.C. 20036.

The Company

     The Company commenced operations in January 1990 as NPD

Trading (USA), Inc., which is now its wholly-owned subsidiary.

Since its inception, the Company has focused on assisting

western businesses to develop trade, manufacturing and

investment opportunities in Russia, the Czech and Slovak

Republics and to a lesser extent, other countries of the

Commonwealth of Independent States (the "CIS").  In late 1993,

the Company began the implementation of its plan for the export of American-made generic prescription drugs and over-the-

counter healthcare products in both Russia and the CIS and the

Company received certain regulatory approvals in 1994 and 1995 to market its products.  The Company's strategy is to focus its efforts and resources, in 1996 and thereafter, on marketing and distribution in the generic pharmaceutical business, on over the counter pharmaceuticals and on the sale of medical

equipment.  In September 1996, the Company announced the

creation of a new brand of vitamins to be marketed under the brand name "REVITALIZE" exclusively for the Russian market.

                      RECENT DEVELOPMENTS

   In July 1996, the Company issued a convertible note (the

"Note") in the principal amount of $1,000,000 in a private

offering (the "Offering") and received net proceeds of $950,000 from the Offering.  The Note matures on June 30, 2001, bears interest at the rate of 7% per annum, and is convertible into shares of Common Stock at a conversion price of $.25 per share.

In connection with the Offering, National Patent Development

Corporation ("National Patent") issued warrants to purchase an aggregate of 82,306 shares of National Patent common stock,

exercisable at a price of $12.15 per share, provided that the

Warrants may only be exercised utilizing the Note.  In the

event that the closing price of the Common Stock is at least

$1.00 per share for at least 20 consecutive trading days, the

Notes shall be subject to redemption at the election of the Company,

at a redemption price of 100% of the principal amount called for redemption, together with accrued interest.

     The Company and National Patent have agreed that (i) if

the Notes are used to exercise the warrants prior to a default on the Notes, National Patent will receive from the Company, in exchange for the Notes shares of the Company's Common Stock at a price equal to 60% of its then current market value, and (ii)

if the Notes are used to exercise the warrants after a default on the Notes, National Patent will receive from the Company, in exchange for the Notes, shares of the Company's Common Stock at a price equal to 25% of its then current market value.

    On July 18, 1996, The Board of Directors of the Company

approved an extension of the expiration date of Warrants until

5:00 p.m., New York City time, on August 5, 1998 and a

reduction of the exercise price to $.50 per share, subject to adjustment in certain circumstances.  In addition, the Board amended Section 5 of the Warrant Agreement to provide that the

Company has the right to cancel the Warrants if the closing

price of the Common Stock as quoted by the OTC Bulletin Board during any ten consecutive trading days shall equal or exceed

$1.00 per share. Except as amended thereby, all other

provisions of the Warrant Agreement remained in full force and effect in accordance with their respective terms.

                         RISK FACTORS

     Prospective investors should consider carefully the

following factors, together with the other information

contained or incorporated by reference in this Prospectus, in evaluating an investment in the Common Stock offered hereby.

Limited Operating History; Operating Losses

     The Company commenced operations in January 1990 and

therefore has a limited operating history.  The Company began to lay the foundation for its generic pharmaceuticals

marketing operations late in 1993, began sales of some of its products in 1995 and received certain regulatory approvals in 1994 and 1995 to market its products.  Additionally, the Company has incurred net losses in each year since its inception.  For the year

ended December 31, 1995, the Company generated $529,000 in

revenues and had a net loss of $1,604,000.  The Company's

revenues to date have been insufficient to offset the Company's operating expenses.  See "Risk Factors - Dependence on Generic

Drug and Medical Equipment Business."

Liquidity; Future Capital Requirements

   At June 30, 1996, the Company had cash of $61,000 and the

Company had borrowed the full $2.5 million under its loan

agreement from National Patent. These proceeds were to be used as part of the Company's working capital.  Such borrowings bear interest at the prime rate, with principal and accrued interest due on August 5, 1999. As of September 1, 1996, the Company had

approximately $900,000 of cash and cash equivalents.

     National Patent had agreed to continue funding the Company through June 30, 1996 pursuant to the same terms and conditions as the existing loan agreement.  As of June 30, 1996, the

Company had borrowed $3,167,000 from National Patent and had incurred interest of $317,000.

     Based upon the proceeds from the $1,000,000 Convertible

Note (See "Recent Developments") and anticipated increased

revenues, the Company believes that it will have sufficient

cash and cash equivalents to satisfy its cash requirements

through June 30, 1997.  However, to fund the Company's

operations beyond such date, the Company will require

additional funding, whether from financial markets or

collaborative or other arrangements with corporate partners,

which may not be available when needed or on terms acceptable to the Company.

Uncertain Ability to Repay Affiliated Company Indebtedness

   As of June 30, 1996, the Company had borrowed $3,167,000

from National Patent and had incurred interest of $317,000.

However, at the present time there can be no assurance that the

Company will have the financial resources to repay the

$3,167,000 and $317,000 of interest or any additional

indebtedness to National Patent when it becomes due on August

5, 1999.  From time to time, the Company will attempt to raise additional capital through the issuance of additional debt or equity securities.

Dependence on Generic Drug and Medical Equipment Business

     The success of the Company depends upon the success of its

American-made generic drug, over-the-counter products and

medical equipment marketing business.  The increase in revenues of $613,000 for the six months ended June 30, 1996 as compared to the six months ended June 30, 1995 was primarily due to the sale of medical equipment and generic drugs in the CIS.

However, there can be no assurance that the Company will be

able to continue to obtain agreements with foreign distributors to distribute and sell such products in Russia and the CIS on favorable terms, that the Company will continue to receive any foreign government approvals necessary to market such products abroad, or that it will secure contracts to sell such products on favorable terms to foreign hospitals, clinics and

pharmacies. Political and Economic Situation in Russia

     The political situation in Russia, where the Company

expects to generate most of its revenues in the near future,

has in recent years been in constant transition.  Since the

arrival of the Yeltsin government in December 1991, Russia has experienced a proliferation of political parties, an increase of nationalist sentiment, a fragmentation of its economic and political institutions and a dramatic increase in crime.  The viability of the Russian government has been tested by various political factions gaining strength and two unsuccessful coup

d'etats; there can be no assurance that a coup d'etat will not again be attempted or that any future attempts will not be

successful.  In addition, the privatization process in Russia has been sporadic. Russian private businesses have generally encountered difficulty obtaining capital from local financial sources.

International Operations

     The internal political climate of the countries of Eastern

Europe and the openness of such foreign markets to American

trade is essential to the success of the Company.  The

transformation in Eastern Europe, where former totalitarian,

centrally-planned economies have committed themselves to

political pluralism and market economies, has been dramatic; it has also been influenced by both internal and external

political and economic developments in the countries throughout the region.  Any reversal in this regard, or in international trade policy generally, could materially adversely affect the

Company's operations.

     In addition, foreign firms operating in this region may be subject to numerous other risks which are not present in

domestic operations, including political strife, the

possibility of expropriation, inadequate distribution

facilities, telecommunication deficiencies, restrictions on

royalties, dividends and currency remittances, inflation,

fluctuations of foreign currencies, high and unpredictable

levels of taxation, requirements for governmental approvals for new ventures and local participation in operations.  Such

problems could have a material adverse effect on the Company by affecting the Company's direct operations abroad and by

discouraging trade and investment by other western businesses to whom the Company provides services.

Dependence on Key Personnel

   The Company is dependent, to a substantial degree, on the

efforts and experience of its founder, Chief Executive Officer,

President and Director, Mr. Martin M. Pollak, who is 69 years old.  Mr. Pollak dedicates approximately one-half of his time to his duties at the Company and the loss or unavailability of his services could have a material adverse effect on the Company.

The Company does not maintain key man life insurance for Mr.

Pollak.  Additionally, because of the nature of its business,

the Company must continually be able to attract and retain

qualified personnel; there can be no assurance that the

Company will be successful in attracting such personnel.

Dividend Policy

   The Company has not declared any cash dividends during or

since its two most recent fiscal years.  The current policy of the Company's Board of Directors is to retain earnings, if

any, to finance the operation of the Company's business.  The payment of cash dividends on the Common Stock in the future

will depend on the Company's earnings, financial condition and capital needs and on other factors deemed pertinent by the

Company's Board of Directors.



Competition

     Competition for business by Western companies in Russia,

the CIS and Eastern Europe is intense.  The Company's

consulting business competes with other specialized service

companies, as well as divisions of large multinational

corporations which perform "in-house" the type of services

rendered by the Company. In addition, the Company's generics business competes with Russian and foreign drug companies and large international pharmaceutical manufacturers.  Most of the

Company's competitors have greater financial, technical and

marketing resources than the Company.  There can be no

assurance that the Company will be able to compete effectively in any aspect of its business or that developments by others will not render the Company's product noncompetitive.

Control of the Company

     National Patent holds approximately 54% of the Common

Stock issued and outstanding (without taking into account

outstanding options or warrants).  The Company's by-laws

do not provide for cumulative voting.  National Patent has

entered into a Voting Agreement pursuant to which it has agreed that, for a period of three years from August 1994, it will vote its shares of Common Stock (i) such that not more than 50% of the

Company's directors will be officers or directors of National

Patent and (ii) on all matters presented to a vote of

stockholders, other than the election of directors, in the

same proportion as the remaining stockholders of the Company vote.  National Patent, nonetheless, will be able to influence substantially the affairs of the Company.

     In addition, options to purchase an aggregate of 500,000

and 250,000 shares of Common Stock, respectively, at an

exercise price of $.50 share, have been granted to two

National Patent officers and directors pursuant to certain

employment and consulting agreements entered into by the

Company and options to purchase an additional 860,000 shares of the Company's Common Stock have been granted to officers,

directors and employees of the Company, some of whom are also officers of National Patent, pursuant to the Company's Stock

Option Plan.

Lack of Steady Client Base

     The Company's consulting business is project driven and

therefore lacks both client and workflow continuity.  Because the Company historically has concluded only a few projects a year, the successful completion of a single large project may dramatically affect revenues.  Although the Company expects to attract additional customers in the future, there can be no

assurance that it will be able to do so.

Foreign Government Regulation

     The Company's generic pharmaceutical products

(prescription and over-the-counter formulas) require

registration with the appropriate unit of the Russian

government and the governments of the other countries of the

CIS before they may be marketed and sold in such regions.

Pursuant to an accord reached between the American and Russian governments on February 16, 1994, however, the Russian Health

Ministry has agreed to approve American-made pharmaceutical

products which have received the approval of the United States

Food and Drug Administration (the "FDA") within 90 days of submission of a request therefor, without requiring the lengthy and expensive duplication of clinical studies inside Russia or the

submission of U.S. - performed test data in Russian, as was

characteristic of Russia's previous system. Pursuant to the

current terms of the accord, the Company will be required to submit only a basic description of the product, a copy of the official FDA approval letter and the latest Federal inspection reports from the manufacturer in Russian before its product

will be approved for marketing.

     At present, no other countries of the CIS have accepted

American regulatory approval, although some have accepted

Russian regulatory approval. In such countries, the Company

would therefore be required to submit an application for

approval with the appropriate agency in the country where the product is to be marketed. The time required for regulatory

approval of any of the Company's products in such regions

cannot be predicted.  There can be no assurance that problems will not arise that could delay or prevent the

commercialization of the Company's products or that such

foreign regulatory agencies will approve the marketing of any of the Company's products. Possible Volatility of Stock Price

     The price at which shares of the Common Stock trade may

fluctuate significantly.  Prices for shares of Common Stock

will be determined in the market and may be influenced by many factors, including the depth and liquidity of the market for the shares, investor perception of the Company, prospects for the industry in which the Company participates and general

economic and market conditions.

Potential Adverse Effect of Cancellation of Warrants

     The Warrants may be canceled by the Company upon 20

trading days' notice to holders thereof by the Warrant Agent if the closing price of the Common Stock as quoted by the OTC

Bulletin Board equals or exceeds $1.00 per share (subject to adjustment) for any ten consecutive trading days ending within five days of the notice of cancellation by the Company to the

Warrant Agent. Cancellation of the Warrants could force the

holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so,

to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept

cancellation, receiving no value for their Warrants.

Capitalization

   The following table sets forth the capitalization of the

Company (i) as of June 30, 1996 and (ii) as adjusted to give effect (a) to the issuance of $1,000,000 of convertible notes in July 1996, and (b) to the exercise of the warrants in the offering.

                                        (In thousands except shares
                                         and par value per share
                                         data)


                                              June 30, 1996
                                            Actual    As Adjusted
Long-Term Debt to National Patent
due 1999                                    $3,484    $3,484
Convertible Debt due June 2001
                                                       1,000

Stockholders' deficiency:
Common Stock, par value $.01 per
share, authorized 30,000,000 shares;
issued and outstanding 13,020,155
shares; issued and outstanding as
adjusted 19,035,550 shares(1)                   130       190

Capital in excess of par value                1,682     4,630

Deficit                                      (4,786)   (4,786)

Deferred compensation                           (40)      (40)

Total Stockholders' Deficiency               (3,014)       (6)

Total Capitalization                           $470    $4,478


(1)  Does not include (i) 1,510,000 shares of Common Stock

reserved for issuance upon the exercise of options outstanding under the Company's stock option plan, and (ii) 6,015,395

shares of Common Stock reserved for issuance upon the exercise of currently outstanding warrants.

Use of Proceeds

    The net proceeds from any issuance of Common Stock upon

exercise of the Warrants are expected to be used for working capital.

Plan of Distribution

    The Company may from time to time issue up to 6,015,395

shares of Common Stock to the holders of the Warrants upon

exercise thereof by such holders and in accordance with the

Warrant Agreement.  The Company will issue the Common Stock

directly or through agents to the holders of the Warrants.

                          LEGAL MATTERS

     The legality of the securities offered hereby will be

passed on for the Company by Andrea D. Kantor, Associate

General Counsel of the Company.  Ms. Kantor owns 675 shares of

Common Stock and has options to purchase 15,000 shares of

Common Stock, all of which are currently exercisable.

                            EXPERTS

     The audited consolidated financial statements of the

Company and its subsidiary at December 31, 1995 and 1994, and for each of the years in the three year period ended December

31, 1995, incorporated by reference herein have been

incorporated by reference herein in reliance upon the report of

KPMG Peat Marwick LLP, independent certified public

accountants, incorporated by reference herein, and upon the

authority of said firm as experts in auditing and accounting.

The report of KPMG Peat Marwick, LLP contains an explanatory paragraph that states that the Company's recurring losses from operations and accumulated deficit raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                        ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration

Statement on Form S-3 under the Securities Act with respect to the shares of Common Stock being offered by this Prospectus.

This Prospectus does not contain all of the information set

forth in the Registration Statement and the exhibits thereto,

certain portions of which have been omitted as permitted by the rules and regulations of the Commission.  For further

information with respect to the Company and the Offering,

reference is made to the Registration Statement, including the exhibits thereto, which may be inspected without charge at the

Commission's principal office at 450 Fifth Street, N.W.,

Washington, D.C. 20549.  Copies of the Registration Statement

may be obtained from the Commission at its principal office

upon payment of prescribed fees.  Statements contained in this

Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance where such contract or other document is an exhibit to the Registration

Statement, reference is made to the copy of such contract or other document filed as an exhibit to the Registration

Statement, each statement being qualified in all respects by such reference.

     No dealer, salesperson, or any other person has been

authorized to give any information or to make any

representations other than those contained in this Prospectus,

and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any of the

securities offered hereby to anyone in any jurisdiction in which such offer or solicitation is unlawful.  Neither the delivery of this

Prospectus nor any sale made hereunder shall, under any

circumstances, imply that there has been no change in the

affairs of the Company or that the information herein is

correct as of any time subsequent to the dates as of which such information is given.

                               Part II




                 INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.  Other Expenses of Issuance and Distribution.

     The following tables sets forth an itemized statement of

all estimated expenses in connection with the issuance and

distribution of the securities being registered hereby other than the SEC fee.

SEC registration fee                         $1,037.14

Accounting fees and expenses                  3,000.00

Blue Sky fees and expenses                        -0-

Legal fees and expenses                           -0-

Cost of printing                                  -0-

Miscellaneous                                     -0-

Total                                        $4,037.14

Item 15.  Indemnification of Directors and Officers

Article 8 of the Company's Certificate of Incorporation

provides that the Company shall, indemnify its officers,

directors, employees and agents to the extent permitted by the

General Corporation Law of Delaware.  In addition, article 7 of the Company's Certificate of Incorporation eliminates

personal liability of its directors to the full extent

permitted by Section 102(b)(7) of the General Corporation Law

of the State of Delaware.

     Section 145 of the General Corporation law of the State

of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorney's fees),

judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or

proceeding, had no reason to believe their conduct was

unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for

expenses actually and reasonably incurred by directors and

officers in connection with the defense or settlement of an

action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they

reasonably believed to be in or not opposed to the best

interest of the corporation, unless and only to the extent that the court in which the action or suit was brought shall

determine upon application that the defendant officers or

directors are reasonably entitled to indemnity for such

expenses despite such adjudication of liability.

     Section 102(b)(7) of the General Corporation Law of the

State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of

fiduciary duty as a director, provided that such provision

shall not eliminate or limit the liability of a director (i)

for any breach of the director's duty of loyalty to the

corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a

knowing violation of law, (iii) under Section 174 of the

General Corporation Law of the State of Delaware, or (iv) for

any transaction from which the director derived an improper

personal benefit.  No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     The Company is currently covered under National Patent's

Directors and Officers' Liability Insurance, which includes the

Company's Reimbursement Policy.  Subject to the policy

conditions, the insurance provides coverage for amounts payable by National Patent to its directors and officers pursuant to the Company's by-laws.

Item 16.       Exhibits and Financial Statements Schedules.

5.1  -         Opinion of Andrea D. Kantor, Associate General
               Counsel, Registrant, as to the legality of the securities being registered.*

10.8 Warrant Agreement, dated as of August 5, 1994, among American Drug Company, The Harris
               Trust Company of New York, as Warrant Agent, and the holders of Warrants. Incorporated by reference to Exhibit 10.8 of the Company's
               Registration Statement on Form S-1, File No. 33-78252.


23.1 -         Consent of Independent Auditors*

23.2 -         Consent of Andrea D. Kantor (included in Exhibit
               5.1)*

     (b)       Financial Statement Schedules

               None

_________

* Filed herewith


Item 17.  Undertakings.

     Insofar as indemnification for liabilities arising under

the Securities Act, as amended (the "Securities Act") may be permitted to directors and controlling persons of the

Registrant pursuant to the foregoing provisions, or otherwise,

the Registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is

against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for

indemnification against such liabilities (other than the payment by the

Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful

defense of any action, suit or proceeding) is advertised by

such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by

controlling precedent, submit to a court of appropriate

jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     A.   The undersigned Registrant hereby undertakes that,

for purposes of determining any liability under the Securities

Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of

1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities

Exchange Act of 1934) that is incorporated by reference in this

Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B.   The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which offers or

sales are being made, a post-effective amendment to this

registration statement.

          (i)  To include any prospectus required by Section

10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events

arising after the effective date of the registration

statement(or the most recent post-effective amendment thereof)

which individually or in the aggregate, represent a fundamental change in the information set forth in the registration

statement. Notwithstanding the foregoing, any increase or

decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was

registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)

if, in the aggregate the changes in volume and price represent no more than a 20% change in the maximum aggregate offering

price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with

respect to the plan of distribution not previously disclosed in the registration statement or any material change to such

information in the registration statement;

     Provided, however,that paragraphs (1)(i) and (1)(ii) do

not apply if the information required to be included in a post effective amendment by those paragraphs is contained in

periodic reports filed with or furnished to the Commission by the Registration pursuant to section 13 or section 15(d) of the

Securities Exchange Act of 1934 that are incorporated by

reference in this Registration Statement.

    (2)  That, for the purpose of determining any liability

under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such

securities at that time shall be deemed to be the initial bona fide offering thereof.

     3)   To remove from registration by means of a post-

effective amendment any of the securities being registered

which remains unsold at the termination of the offering.

                          SIGNATURES



     Pursuant to the requirements of the Securities Act of

1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York and the State of New York, on

this 27th day of September, 1996.





                     AMERICAN DRUG COMPANY





                                   Martin M. Pollak
                                   President and Chief
                                   Executive Officer


Pursuant to the requirements of the Securities Act of 1934, the Registration Statement has been signed by the following persons in their capacities on September 27, 1996.


Signature                                      Title

Martin M. Pollak              President, Chief Executive Officer and Director
                              (Principal, Executive and Operating Officer)

Jerome I. Feldman             Chairman of the Board


Scott N. Greenberg            Chief Financial Officer and
                              (Principal Financial and Accounting Officer)

Edward Dunay                  Director


John D. Scanlan               Director


Arthur T. Downey              Director


                                INDEX TO EXHIBITS



                                             Sequentially
Exhibit                                         Numbered
Number         Description
Page


5.1            Opinion of Andrea D. Kantor, Esq.,
               Associate General Counsel, Registrant,
               as to the legality of the securities
               being registered*

10.8 Warrant Agreement, dated as of August 5, 1994, among American Drug Company, The Harris
               Trust Company of New York, as Warrant Agent, and the holder of Warrants Incorporated herein by reference to Exhibit 10.8 of the Company's
               Registration Statement on Form S-1, File No. 33-78252.

23.1           Consent of Independent Auditors*

23.2           Consent of Andrea D. Kantor (included
               in Exhibit 5.1)*
___________

* Filed herewith.